Exhibit 99.1
July 24th, 2012
Dear Fellow Shareholders,
In Q2, we achieved financial performance in the top half of our guidance in nearly every metric, and have returned to profitability.
66 months ago, we launched Netflix streaming in the US with limited selection. Now, we have 24 million domestic streaming members and an incredible selection of TV shows and movies. Networks that license us prior season TV shows are in several cases benefiting from record audience numbers in the current season, partly due to the availability and promotion of prior seasons on Netflix. We are growing our business, and helping to grow the entire industry.
22 months ago, we launched our first international market: Canada. Since then we've grown to over 10% of Canadian households, made substantial increases in our content selection, and achieved enough scale to begin to generate contribution profits.
10 months ago, we launched Netflix in Latin America. Recently we surpassed one million members in the region and announced that one of the year's biggest films, “The Hunger Games”, would debut on our service only five months after its theatrical release. With a population ten times the size of Canada, Latin America remains a huge opportunity for us.
6 months ago, we launched Netflix in the UK and Ireland, and today we are one million members strong. We believe we have pulled ahead of LOVEFiLM in every important streaming-related metric. Going forward, competing effectively with Sky is our core and substantial challenge.
This growth in each of our markets reflects our investment in an easy-to-use personalized selection experience, ever more compelling content, and higher quality streaming delivery. Device by device, title by title, network by network, market by market, we are constantly improving our service.
Q3 has begun strongly for us, and we expect to be profitable again in Q3.
In Q4, we will launch our next international market, which will drive us temporarily back into the red.
We have enormous challenges ahead, and no doubt will have further ups and downs as we pioneer Internet television. We are making progress in every market we serve, and see a once-in-a-generation opportunity ahead to build the world's most popular TV show and movie service.
Our summary results follow:

(in millions except per share data)	Q2 '11	Q3 '11	Q4 '11	Q1 '12	Q2 '12
Domestic Streaming:
Net Subscription Additions	—	—	0.22	1.74	0.53
Total Subscriptions	—	21.45	21.67	23.41	23.94
Paid Subscriptions	—	20.51	20.15	22.02	22.69
Revenue	—	—	$476	$507	$533
Contribution Profit	—	—	$52	$67	$83
Contribution Margin	—	—	10.9%	13.2%	15.6%

International Streaming:
Net Subscription Additions	0.16	0.51	0.38	1.21	0.56
Total Subscriptions	0.97	1.48	1.86	3.07	3.62
Paid Subscriptions	0.86	0.99	1.45	2.41	3.02
Revenue	$19	$23	$29	$43	$65
Contribution Profit (Loss)	$(9)	$(23)	$(60)	$(103)	$(89)

Domestic DVD:
Net Subscription Additions	—	—	(2.76)	(1.08)	(0.85)
Total Subscriptions	—	13.93	11.17	10.09	9.24
Paid Subscriptions	—	13.81	11.04	9.96	9.15
Revenue	—	—	$370	$320	$291
Contribution Profit	—	—	$194	$146	$134
Contribution Margin	—	—	52.4%	45.6%	46.0%

Global:
Revenue	$789	$822	$876	$870	$889
Net Income (Loss)	$68	$62	$35	$(5)	$6
EPS	$1.26	$1.16	$0.64	$(0.08)	$0.11

Free Cash Flow	$60	$14	$34	$2	$11
Shares (FD)	53.9	53.9	55.4	55.5	58.8

Domestic Streaming
Q2 Results & Outlook
As we forecasted and explained in our April letter, domestic net additions will be more seasonal in 2012 compared to 2010 (2011 is an anomaly due to our mid-year price changes). Roughly speaking, we would therefore expect our net adds to be about equal to 2010 in Q1 and Q3, lower in Q2, and higher in Q4, even given no change in the seasonality of gross adds.
Q2 came in as we expected, which is about 50% fewer domestic net adds than in Q2 2010.

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For Q3 quarter-to-date, our domestic net additions are very nearly the same as Q3 2010 over the comparable partial period.  In that quarter two years ago, we finished with 1.8 million domestic net additions. However, in the middle of that quarter, we launched Netflix on the iPhone to great reception, and we don't have an equivalent launch this quarter. Moreover, this quarter the Olympics are likely to have a negative impact on Netflix viewing and sign-ups. So, our Q3 guidance is 1 million to 1.8 million domestic net adds. If we finish Q3 in the high end of that range, we would remain on track for 7 million domestic net additions for the year; otherwise it would be challenging to achieve that goal by year end. In either case, we are generating impressive growth this year in our most developed market.
Our per-member viewing continues to rise on a year-over-year basis. As our service improves, members are choosing more often to enjoy Netflix. The more members enjoy Netflix, the longer they stay with us, and the more passionately they evangelize Netflix to their friends.
Our reputation with our members and their likelihood to recommend the Netflix service is steadily improving. Our original thesis was three years to full brand recovery (subsequent to the DVD-related price increases last summer), and that seems correct so far.
Our domestic streaming contribution margin improved 200+ basis points sequentially for the second consecutive quarter to 15.6% (up from 13.2% in Q1 and 10.9% in Q4), surpassing the year end contribution margin target we outlined back in Q4 2011. The Q2 margin expansion was predominantly driven by the planned sequential decline in marketing expense, while content expenses grew in line with revenue (as compared to Q1). For Q3, our guidance implies a further 100 bps expansion in contribution margin. Looking out beyond Q3, we will continue to target gradual margin expansion of about 100 bps per quarter, but any given quarter may see flatness sequentially as we accommodate lumpiness in content library additions and the seasonality of subscriber net adds.
Domestic Content
Every quarter, we add fresh film and TV titles and episodes to our domestic content library, and we continue to see good returns on these investments in the form of increased hours viewed by our members. Q2 domestic median hours viewed per member grew substantially year-over-year and total hours were at record levels.
In the past, we have explained that the evolution of video streaming services to a large extent reflects the legacy of television networks: namely, a reliance on exclusive content as a differentiator. Consistent with this practice, we have increasingly licensed content on an exclusive basis, including titles such as “Mad Men”, “Breaking Bad” and “Gossip Girl”. This quarter we continued this practice, further differentiating our service through a multi-year exclusive agreement with Warner Bros. for complete previous seasons of hit shows “Pretty Little Liars” and “The Lying Game”.
Exclusivity on the film side is also relevant, and we continue to pursue both exclusive and non-exclusive deals with our partners.  There are many different kinds of exclusivity in this area.  With EPIX, we currently have exclusivity for online distribution, but EPIX is increasingly distributed by MVPD and TV Everywhere.   Our online exclusivity expires shortly, but our agreement to carry EPIX content non-exclusively runs through mid-2013. On the strength of Paramount's and Lionsgate's film slates in 2011 and 2012, EPIX has become a great product and we look forward to our ongoing relationship.
We continue pursuing innovative deals with others.  One such deal is an output arrangement with The Weinstein Company that will allow us to have an exclusive window for theatrical titles that will begin after the expiration of their first Pay window.  This first-of-a-kind deal will give Netflix members access to all Weinstein theatrical films in what had traditionally been the first Free TV window -- just 12 months

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from the start of the Pay TV window, as opposed to the traditional holdback of nearly 8 years. Among the titles we will soon have are last year's Academy Award winner, “The King's Speech” and the highly acclaimed “Blue Valentine”.  Next year we'll get “My Week with Marilyn” and “The Iron Lady”.
In the meantime, our current feature film offering is better than ever with the arrival of “Thor”, “Transformers: Dark of the Moon”, and “Immortals” which, together, generated more than $1.2 billion in domestic box office. In the coming months, we'll see additional great titles including crowd pleasers like, “Captain America”, “Abduction”, “Super 8” and “Margin Call” along with critically acclaimed films like this year's Academy Award winner for Best Picture, “The Artist”, plus “Albert Nobbs” and “Bernie”.   Over time, we will have one of the best feature film offerings in the market as more than one third of the US box office generated year-to-date are from titles that will flow through our current deals including “The Hunger Games”, “The Avengers” and “The Lorax” from major studios and “Act of Valor”, “Mirror, Mirror” and “The Grey” from our mini-major partners.
We have often said that our licensing of complete back seasons of on-air TV series is not only a great experience for Netflix members, but can help build the audience for new seasons of these series. Last quarter, the audience for season five of “Mad Men” swelled subsequent to prior seasons becoming available on Netflix. Last week, the fifth season of “Breaking Bad” debuted to record numbers, up 14% from last year's premiere, no doubt buttressed by new viewers who were introduced to the series on Netflix. “Sons of Anarchy” on FX and “The Walking Dead” on AMC are additional examples of shows that have seen season over season viewership growth with the availability of the complete series on Netflix. Our unique ability to help members catch up at whatever point in the life of a series that suits them is just one way we add value to our partners when they license their content to Netflix.
Domestic Competition
As we've explained in the past, we compete for consumers' viewing time with a variety of video services, including linear TV, DVRs, over-the-top (OTT) pure plays, and authenticated streaming offerings of the MVPDs and cable networks (TV Everywhere).
We have yet to see HuluPlus or Amazon Prime Instant Video gain meaningful traction relative to our viewing hours, but as we continue to build a domestic profit stream they are likely to increase their efforts to gain viewing share. Redbox Instant by Verizon, once they launch, will face a big challenge to break into the top 3 of subscription streaming services.
We believe our biggest long-term competition for viewing hours will come from MVPDs and cable networks, both directly and through their TV Everywhere offerings. MVPDs continue to improve their offering, and Comcast's X1 interface, shown off at the recent cable show, is an impressive and leading example of this work. Our task is to keep raising the bar by operating on Internet pace, so that by the time Comcast broadly rolls out X1 over the coming years, we'll be another generation ahead in member-pleasing experiences.
As for HBO, they continue to do great work with HBO GO, which is now available to most US households that subscribe to the premium service. While we compete for content and viewing time with HBO, it is also possible we will find opportunities to work together - just as we do with other networks. Consumers who are passionate about movies and TV shows are quite willing to subscribe to multiple services.
International Streaming
We added nearly 0.6 million international streaming members in Q2, ending the quarter with 3.6 million international members. Compared to Q1, average paid subscribers increased 41% in the quarter as we continued to attract new members and convert free trials into paying subscribers. Our total international

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subscriber base came in slightly lower than our forecast in April as we implemented several up-front checks to validate consumer payment methods in Latin America. These changes reduced our free trials relative to the forecast, but had limited impact on paid subscriber numbers. Our international segment now represents 13% of total Netflix streaming members, and slightly over half of the streaming net additions in the quarter.
UK and Ireland
Following our successful launch in the UK and Ireland in Q1, we are encouraged by the continued strong growth of the service and today have one million members.  This growth has been driven, in part, by our investments in content.  Over the past quarter, we have added great movies to the service, including the critically acclaimed “Drive” and the family comedy “Zookeeper” in the Pay 1 TV window and recent blockbusters “Cloudy with a Chance of Meatballs”, “Transformers” and “Mission Impossible III”.  We have also strengthened our TV offering.  Over the past three months, we launched all six seasons of the hit series “Lost”, premiered the third season of the gritty drama “Breaking Bad”, and became the exclusive home in the UK and Ireland of the indie comedy series “Portlandia”.
We will continue to expand and refresh our content offering in the coming quarter.  Notable new titles will include the action-adventure film “Abduction”, the sentimental buddy comedy “50/50” and blockbusters “2012” and “Iron Man 2.”  Through our recently announced deal with Twentieth Century Fox, we will be making available several top US TV series in Q3, including “Sons of Anarchy”, “The Killing” and the Emmy-winning “Modern Family”.  Subscribers can also look forward to the next seasons of “Breaking Bad” and “Damages” exclusively on Netflix. As with all of our markets, our content additions are targeted to deliver incremental viewing, and therefore drive higher engagement and retention of our members.
Looking past Q3, we feel our existing partnerships with local broadcasters and producers, US studios and networks, and independent partners will continue to provide us access to compelling content.  For example, our upcoming Pay 1 feature films account for 16% of UK Box Office year-to-date, compared to an estimated 5% for LOVEFiLM's streaming service.
When we launched, we said Sky would be our primary competitor in the UK, and now we potentially face increased competition from Sky's new OTT service “Now TV” at £15 per month, more than double our price. This is Sky's first foray into a pure-play OTT streaming product and will likely be marketed aggressively. Our content libraries are mutually exclusive with no overlap of titles; as such, many households may subscribe to both services.
Canada
Our Canadian service continues to grow well - in both subscribers and hours viewed. Similar to trends in the US, Q2 median hours viewed per member were up year-over-year in Canada. We have movies in the first pay TV window from Paramount and Fox and our members are currently enjoying hit films like “Rise of the Planet of the Apes”, “Mr. Popper's Penguins” and “Kung Fu Panda 2”. As in the US, the first four seasons of “Breaking Bad” and all six seasons of “Lost” are setting viewing records in Canada for us. We achieved a small contribution profit in Canada in Q2 and expect to remain profitable in this market going forward, as we manage our content and marketing expenses to grow more slowly than members and revenue. We intend to steadily increase our contribution margin in much the same way as we are doing for our US streaming business.
Latin America
In less than a year since expanding our service to Latin America, we are excited that we have more than one million members. At the same time, given the huge market opportunity, we remain focused on

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accelerating our growth by overcoming some of the many unique challenges in the region, namely, low device penetration, an under-developed Internet infrastructure and consumer payment challenges for ecommerce.
We are making progress in the area of payments. We have modified our sign-up flow to improve free trial to paid subscriber conversion, and are in the process of expanding payment options in Mexico and Brazil.
We are also closely tracking the performance of our content library to figure out the right formula for adding content that results in higher viewing and therefore greater member engagement, retention and positive word of mouth. We're encouraged that the content additions we've made are having an impact. Our newest Mexican members are now watching more Netflix than their counterparts in the US, Canada, or the UK.
Our content in the region keeps getting better. Global blockbuster “The Hunger Games” will debut on our service in August, only five months after its worldwide theatrical release and on the same date as it will be released on DVD and VOD in the region. Additionally, our new deal with FOX has given Latin American members access to hit shows such as, “Glee”, “How I Met Your Mother”, “24” and “Prison Break”. Additionally, we are adding episodes of “South Park” and other on-air TV Series, such as, “Revenge”, “Once upon a Time”, “Parenthood”, “Parks and Recreation” and “Franklin & Bash”. The fourth season of “Breaking Bad” debuts for us in Latin America in September.
While challenges remain in the region, with subscribers and revenue growing, we are on-track to capture the big opportunity that the region represents.
Next International Market
Given our return to global profitability this quarter and our continued success in the UK, we announced last quarter that we've decided to open an additional attractive European market in Q4 of this year. We will have more to say about this market later in Q3.
Total International Results & Outlook
Total international revenue of $65 million in Q2 increased 50% sequentially driven by the overall growth in international members and the conversion of free trials to paid subscribers in both Latin America and the UK and Ireland. Total contribution loss of $89 million improved by $13 million compared to Q1, as subscriber revenue growth exceeded the growth of content expenses while marketing expenses declined post-UK launch.
Looking forward to Q3, we are guiding to a small increase in the international loss relative to Q2. Similar to our experience in Canada last fall, the market opportunity we are experiencing in the UK is compelling enough that we intend to grow our content spend to expand the library and to drive additional growth in subscribers and viewing. Ultimately, our long-term goal in each market is to become the first streaming service to reach scale, allowing us to achieve profitability and to expand margins over the long-term.
We expect to exceed 4 million total international members in Q3, with another half million net additions in the quarter (at the mid-point of guidance), consistent with Q2's net additions. Our outlook assumes that viewing of the summer Olympics in July will dampen acquisitions across all of our markets.
DVD
DVD subscriptions declined this quarter to 9.2 million, in-line with our expectations. About 6.7 million of these 9.2 million also subscribe to our streaming service. The domestic DVD segment delivered $134

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million of contribution profit in Q2, representing a 46% contribution margin, comparable to the Q1 margin. Going forward, we believe DVD member declines will continue to moderate, while contribution margin will be roughly flat for the remainder of the year. The first round of USPS processing center reductions took effect in the first week of July. So far, we see minimal service related impact from these reductions.
Original Programming
Progress continues in the production of our previously announced original programs: “House of Cards” began filming in Baltimore in April, “Arrested Development” and “Orange Is the New Black” are in the writing phase, and principal photography has just begun on “Hemlock Grove”. We look forward to the debut of the entire first season of “House of Cards” in early 2013, and “Arrested Development” after that. Additionally, we expect to deliver a second season of “Lillyhammer” in 2013 and our original content team is working on expanding this lineup further.
Product Improvement
Our technology and development spending reflects our continued investments in improving the Netflix experience. In Q2, these investments produced improved Netflix players for both PC and Mac, as well as the continued expansion of our “Just for Kids” feature, already on PC, Mac, Wii, PS3 and Apple TV, and coming soon to the Xbox and iPad. In addition, we rolled out globally the much improved catalog sorting algorithms that we initially launched in Q1 in the US, and added incremental search capabilities (such as search by actor or director) to the PS3, with plans to roll-out this feature to other devices quickly.
Given our size and growth, it now makes economic sense for Netflix to have its own content delivery network (CDN). As a result, we recently announced that we are enabling ISPs to get Netflix video data from Open Connect, a single-purpose Netflix CDN. We'll continue to work with our commercial CDN partners for the next few years, but eventually our data will be largely served by Open Connect. Like commercial CDNs, Open Connect will provide the Netflix data at no cost to the locations the ISP desires, or ISPs can choose to get the Netflix data at common Internet exchanges. About 10% of Netflix data is already being served by Open Connect.
Global Profitability: Q2 Results & Outlook
We achieved our goal of returning to global profitability this quarter by posting $6 million of net income, and $0.11 EPS. Compared to Q1, margin expansion of the domestic streaming segment delivered an incremental $17 million of contribution profit, more than offsetting the $12 million decline of DVD contribution profit. Meanwhile, international losses moderated by $13 million and global operating expenses (Technology & Development and G & A) were flat relative to Q1.

Our highly profitable US business, both streaming and DVD, is funding our international expansion. We believe this is the right long-term approach. In Q3, we expect to be profitable, while with the launch of a fourth international market in Q4, we will move to a consolidated loss.

Free Cash Flow
In Q2, positive free cash flow of $11 million was roughly equivalent to our consolidated net income of $6 million and improved quarter-over-quarter largely because of the sequential improvement in net income. Significant sources of cash flow in the quarter (relative to net income) were non-cash stock compensation, depreciation expense in excess of PP&E purchases, and miscellaneous increases to accounts payable and

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accrued expenses, which more than offset cash payments for content (in excess of the P&L expense) and our bi-annual cash payment for interest on our notes.
In general, free cash flow and net income track each other reasonably closely with the primary exception of payments for certain content deals (including original content and some output deals). We expect content payments to cause free cash flow to trail net income in Q3. The use of cash for originals will increase in Q4 and 2013 as we add more original programs.
We finished the quarter with $813 million in cash and equivalents.
New CMO - Kelly Bennett
We were excited yesterday to announce the appointment of Kelly Bennett as our Chief Marketing Officer. Kelly comes to Netflix after nearly a decade at Warner Bros. where he was most recently Vice President Interactive, World Wide Marketing with the pictures group, leading international online campaigns for Warner Bros. movies. Before that Kelly ran digital marketing for Warner Bros. Pictures in Europe, the Middle East and Africa and worked in promotion and business development in the company. His bio is at http://www.linkedin.com/in/kellybennett.

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Business Outlook

Q3 2012 Guidance
Domestic Streaming:
Total Subscriptions	24.9 m to 25.7 m
Paid Subscriptions	23.5 m to 24.1 m
Revenue	$552 m to $559 m
Contribution Profit	$85 m to $95 m

International Streaming
Total Subscriptions	3.9 m to 4.4 m
Paid Subscriptions	3.3 m to 3.8 m
Revenue	$72 m to $79 m
Contribution Profit (Loss)	($105 m) to ($93 m)

Domestic DVD:
Total Subscriptions	8.35 m to 8.65 m
Paid Subscriptions	8.3 m to 8.6 m
Revenue	$266 m to $273 m
Contribution Profit	$120 m to $132 m

Consolidated Global:
Net Income (Loss)	($6 m) to $8 m
EPS	($0.10) to $0.14

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Summary
Our core thesis is that we can build a large defensible global business as an Internet network for TV shows and movies. Our technology and our content are both huge advantages in getting us to scale; with scale comes further ability to invest. We know our shareholders are depending on us to succeed at our global expansion, market by market, and eventually return to substantial global profits. Our growing US streaming contribution profit stream shows what is possible. We can't wait to serve a global audience with an amazing Internet video experience.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

Conference Call Q&A Session
Netflix management will host a webcast Q&A session at 3:00 p.m. Pacific Time today to answer investor questions not addressed in this letter. Please email your questions to ir@netflix.com. The company will read the questions aloud on the call and respond to as many questions as possible. After email Q&A, we will also open up the phone lines in case there are additional questions not covered by the email Q&A or letter.
The live webcast, and the replay, of the earnings Q&A session can be accessed at ir.netflix.com. The telephone # for the call is (760) 666-3613.

IR Contact:	PR Contact:
Ellie Mertz	Jonathan Friedland
VP, Finance & Investor Relations	Chief Communications Officer
408-540-3977	310-734-2958

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Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow.  Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, repurchase stock and for certain other activities.  However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, operating income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP.  Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.
Forward-Looking Statements

This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding improvements to our service, expected profitability, our launch timing of our next international market, subscriber growth, including seasonality and 2012 net additions, brand recovery, domestic contribution margin expansion, content acquisition, including specific title availability, competition, international segment performance, including continued investment and availability of content in each market, Canadian profitability and contribution margin; international losses, content spend and subscriber growth, DVD member losses and contribution profit; original programming expansion; data delivery from our own CDN service; free cash flow and usage of cash; our member growth, including total and paid; revenue, and contribution profit (loss) for both domestic (streaming and DVD) and international operations as well as net income and earnings per share for the third quarter of 2012. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; our ability to build back our brand; the continued availability of content on terms and conditions acceptable to us; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; disruption in service on our website and systems or with third-party computer systems that help us operate our service; competition and widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2012. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenues	$889,163	$869,791	$788,610	$1,758,954	$1,507,163
Cost of revenues:
Subscription	583,636	564,015	428,203	1,147,651	805,195
Fulfillment expenses	59,792	59,918	61,775	119,710	122,934
Total cost of revenues	643,428	623,933	489,978	1,267,361	928,129
Gross profit	245,735	245,858	298,632	491,593	579,034
Operating expenses:
Marketing	118,224	135,900	94,983	254,124	199,242
Technology and development	81,547	82,801	57,865	164,348	108,770
General and administrative	29,810	29,092	30,670	58,902	53,668
Total operating expenses	229,581	247,793	183,518	477,374	361,680
Operating income (loss)	16,154	(1,935)	115,114	14,219	217,354
Other income (expense):
Interest expense	(5,006)	(4,974)	(5,303)	(9,980)	(10,168)
Interest and other income (expense)	(493)	(116)	1,013	(609)	1,878
Income (loss) before income taxes	10,655	(7,025)	110,824	3,630	209,064
Provision (benefit) for income taxes	4,491	(2,441)	42,610	2,050	80,617
Net income (loss)	$6,164	$(4,584)	$68,214	$1,580	$128,447
Net income (loss) per share:
Basic	$0.11	$(0.08)	$1.30	$0.03	$2.44
Diluted	$0.11	$(0.08)	$1.26	$0.03	$2.37
Weighted average common shares outstanding:
Basic	55,526	55,456	52,470	55,491	52,614
Diluted	58,809	55,456	53,909	58,878	54,077

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Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$402,251	$508,053
Short-term investments	411,092	289,758
Current content library, net	1,223,638	919,709
Prepaid content	48,510	56,007
Other current assets	52,294	57,330
Total current assets	2,137,785	1,830,857
Non-current content library, net	1,147,805	1,046,934
Property and equipment, net	124,644	136,353
Other non-current assets	68,056	55,052
Total assets	$3,478,290	$3,069,196
Liabilities and Stockholders' Equity
Current liabilities:
Content liabilities	$1,204,209	$935,036
Accounts payable	90,961	86,992
Accrued expenses	50,884	54,231
Deferred revenue	152,790	148,796
Total current liabilities	1,498,844	1,225,055
Non-current content liabilities	829,163	739,628
Long-term debt	200,000	200,000
Long-term debt due to related party	200,000	200,000
Other non-current liabilities	62,057	61,703
Total liabilities	2,790,064	2,426,386
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at June 30, 2012 and December 31, 2011; 55,534,266 and 55,398,615 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	56	55
Additional paid-in capital	262,699	219,119
Accumulated other comprehensive income, net	961	706
Retained earnings	424,510	422,930
Total stockholders' equity	688,226	642,810
Total liabilities and stockholders' equity	$3,478,290	$3,069,196

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Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Cash flows from operating activities:
Net income (loss)	$6,164	$(4,584)	$68,214	$1,580	$128,447
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Additions to streaming content library	(374,252)	(764,893)	(612,595)	(1,139,145)	(804,902)
Change in streaming content liabilities	(39,947)	397,553	422,080	357,606	506,128
Amortization of streaming content library	375,997	339,736	144,466	715,733	230,403
Amortization of DVD content library	16,304	20,046	24,000	36,350	50,990
Depreciation and amortization of property, equipment and intangibles	11,047	11,331	10,182	22,378	20,008
Stock-based compensation expense	18,450	19,332	15,536	37,782	27,800
Excess tax benefits from stock-based compensation	(307)	(3,755)	(17,868)	(4,062)	(33,522)
Other non-cash items	(1,579)	(1,519)	(802)	(3,098)	(1,727)
Deferred taxes	—	(10,843)	(3,927)	(10,843)	(8,909)
Changes in operating assets and liabilities:
Prepaid content	4,503	2,994	14,787	7,497	2,407
Other current assets	(8,077)	11,741	4,015	3,664	13,513
Accounts payable	601	(1,756)	(4,231)	(1,155)	11,001
Accrued expenses	6,854	1,783	15,459	8,637	35,752
Deferred revenue	2,188	1,806	3,892	3,994	19,754
Other non-current assets and liabilities	1,746	137	3,184	1,883	5,572
Net cash provided by operating activities	19,692	19,109	86,392	38,801	202,715
Cash flows from investing activities:
Acquisitions of DVD content library	(8,012)	(13,528)	(19,065)	(21,540)	(41,184)
Purchases of short-term investments	(63,303)	(299,467)	(40,597)	(362,770)	(92,863)
Proceeds from sale of short-term investments	48,173	172,335	16,510	220,508	31,471
Proceeds from maturities of short-term investments	12,715	8,275	15,985	20,990	16,635
Purchases of property and equipment	(3,644)	(4,766)	(8,626)	(8,410)	(24,946)
Other assets	3,132	1,334	844	4,466	2,263
Net cash used in investing activities	(10,939)	(135,817)	(34,949)	(146,756)	(108,624)
Cash flows from financing activities:
Proceeds from issuance of common stock upon exercise of options	524	1,224	7,418	1,748	14,180
Financing costs	(371)	(388)	—	(759)	—
Repurchases of common stock	—	—	(51,421)	—	(160,064)
Excess tax benefits from stock-based compensation	307	3,755	17,868	4,062	33,522
Principal payments of lease financing obligations	(577)	(559)	(520)	(1,136)	(1,021)
Net cash provided by (used in) financing activities	(117)	4,032	(26,655)	3,915	(113,383)
Effect of exchange rate changes on cash and cash equivalents	(2,377)	615	—	(1,762)	—
Net increase (decrease) in cash and cash equivalents	6,259	(112,061)	24,788	(105,802)	(19,292)
Cash and cash equivalents, beginning of period	395,992	508,053	150,419	508,053	194,499
Cash and cash equivalents, end of period	$402,251	$395,992	$175,207	$402,251	$175,207

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$19,692	$19,109	$86,392	$38,801	$202,715
Acquisitions of DVD content library	(8,012)	(13,528)	(19,065)	(21,540)	(41,184)
Purchases of property and equipment	(3,644)	(4,766)	(8,626)	(8,410)	(24,946)
Other assets	3,132	1,334	844	4,466	2,263
Non-GAAP free cash flow	$11,168	$2,149	$59,545	$13,317	$138,848

13

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of / Six Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Domestic Streaming
Total subscriptions at end of period	23,938	23,410	—	23,938	—
Paid subscriptions at end of period	22,686	22,022	—	22,686	—

Revenue	$532,705	$506,665	$—	$1,039,370	$—
Cost of revenues and marketing expenses	449,533	440,157	—	889,690	—
Contribution profit	83,172	66,508	—	149,680	—
International Streaming
Total subscriptions at end of period	3,624	3,065	967	3,624	967
Paid subscriptions at end of period	3,024	2,409	857	3,024	857

Revenue	$64,973	$43,425	$18,896	$108,398	$31,175
Cost of revenues and marketing expenses	154,400	146,108	28,242	300,508	51,263
Contribution profit	(89,427)	(102,683)	(9,346)	(192,110)	(20,088)
Domestic DVD
Total subscriptions at end of period	9,240	10,089	—	9,240	—
Paid subscriptions at end of period	9,145	9,958	—	9,145	—

Revenue	$291,485	$319,701	$—	$611,186	$—
Cost of revenues and marketing expenses	157,719	173,568	—	331,287	—
Contribution profit	133,766	146,133	—	279,899	—
Total Domestic (Streaming + DVD)
Total unique subscribers at end of period	26,494	26,074	24,594	26,494	24,594
Paid unique subscribers at end of period	25,230	24,674	23,263	25,230	23,263

Revenue	$824,190	$826,366	$769,714	$1,650,556	$1,475,988
Cost of revenues and marketing expenses	607,252	613,725	556,719	1,220,977	1,076,108
Contribution profit	216,938	212,641	212,995	429,579	399,880
Consolidated
Total unique subscribers at end of period	30,118	29,139	25,561	30,118	25,561
Paid unique subscribers at end of period	28,254	27,083	24,120	28,254	24,120

Revenue	$889,163	$869,791	$788,610	$1,758,954	$1,507,163
Cost of revenues and marketing expenses	761,652	759,833	584,961	1,521,485	1,127,371
Contribution profit	127,511	109,958	203,649	237,469	379,792
Other operating expenses	111,357	111,893	88,535	223,250	162,438
Operating income (loss)	16,154	(1,935)	115,114	14,219	217,354
Other income (expense)	(5,499)	(5,090)	(4,290)	(10,589)	(8,290)
Provision (benefit) for income taxes	4,491	(2,441)	42,610	2,050	80,617
Net income (loss)	$6,164	$(4,584)	$68,214	$1,580	$128,447

14